Exhibit 1.09

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

Media Relations, China
CDC Software
Joy Cao
86-21-6495 2200, extension 2122.

FOR IMMEDIATE RELEASE

CDC Software Announces Availability of New Mobile Application for Ross ERP that Provides
Real-Time Access to Customer, Order and Product Information on Blackberry Devices

SHANGHAI, ATLANTA—September 21, 2009 – CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced the general availability of Ross Mobile v1.0, a new mobile application enabling users to perform realtime ERP inquiries via their Blackberry devices, which ultimately helps increase the productivity of sales professionals and helps them deliver improved customer service.

Version 1.0 of Ross Mobile helps sales professionals, among other users, to obtain up-to-the-minute information regarding the status of their customer accounts and allows executives to monitor the progress of key accounts remotely. Information that can be accessed on Ross Mobile includes: customer details, sales orders, sales pricing, accounts receivable aged summary, account receivable detail inquiry, current inventory, projected inventory, and order and shipping status. With Ross Mobile, for example, sales and other employees can check inventory availability, determine customers’ credit status, monitor shipping status and view their client’s pending orders and invoices.

“Ross Mobile is expected to help customers improve their sales and customer service through access to realtime information. This access should reduce administrative paper work, increase worker productivity, improve responsiveness to customers, and promote fast and informed decision making,” said Bruce Cameron, president of CDC Software. “This new product is the latest of several product releases delivered in 2009 by our product engineering operations in China and India. Our product engineering in these regions is a key component of CDC Software’s global platform infrastructure that facilitates quick and cost-effective growth, both organically and through acquisitions.”

Ross Mobile is available now at prices starting at $13,000.

About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and It consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets, CDC Games focused on online games, and CDC Global Services focused on IT consulting services, outsourced application development and IT staffing. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our solutions’ ability to help our customers improve customer service and increase efficiency, our beliefs regarding Ross Mobile’s ability to provide sales and customer service professionals with improved visibility into financial, order and product information, our beliefs regarding the adoption of Ross Mobile by manufacturers and the reasons and benefits therefore, our expectations regarding our ability to continue to grow in the future and the ability of Ross Mobile to address the needs of process manufacturers such as the ability improve efficiencies, improve visibility and customer service and to allow better decision making, and our beliefs regarding our platform strategy and the expected benefits thereof. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of Ross Mobile solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing ERP solutions; and development of new functionalities which would allow companies to compete more effectively. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. Prices for our products referenced herein may change at any time without notice.